Exhibit 3(a)
RESTATED CERTIFICATE OF INCORPORATION
OF
MCDONALD’S CORPORATION
(originally incorporated on December 21, 1964
under the name “Regrub, Inc.”)
FIRST:  The name of the corporation is McDONALD’S CORPORATION.
SECOND:  Its registered office in the State of Delaware is located at 251 Little Falls Drive, City of Wilmington, New Castle County, Delaware 19808.
The name and address of its registered agent is The Prentice-Hall Corporation System, Inc., 251 Little Falls Drive, City of Wilmington, New Castle County, Delaware 19808.
THIRD: The nature of the business of the Corporation and the objects and purposes to be transacted, promoted or carried on are as follows:
1.          To obtain by license or otherwise and to grant to others by license or otherwise the right to the use of drive-in food establishment systems and food service systems of every kind and character, and to manage and operate drive-in and other restaurants and eating places of all kinds.
2.        To manufacture, construct, lease, purchase and otherwise acquire; to hold, own, repair, maintain, operate and invest, trade and deal in; to lien, mortgage, pledge and otherwise encumber, and to let, assign, transfer, sell and otherwise dispose of goods, wares and merchandise and personal property of every kind and description and wherever situated.
3.          To the same extent as natural persons might or could do, to purchase or otherwise acquire, hold, own, maintain, work, develop, sell, lease, sublease, exchange, hire, convey, mortgage or otherwise dispose of and turn to account and deal in, lands, leaseholds, any interests, estates and rights in real property, any personal or mixed property, and franchises, rights, licenses, permits or privileges of every character.
4.          To acquire by purchase, exchange or otherwise, all, or any part of, or any interest in, the properties, assets, business and good will of any one or more persons, firms, associations, corporations or syndicates engaged in any business which the Corporation is authorized to engage in; to pay for the same in cash, property or its own or other securities; to hold, operate, reorganize, liquidate, sell or in any manner dispose of the whole or any part thereof; and in connection therewith, to assume or guarantee performance of any liabilities, obligations or contracts of such persons, firms, associations, corporations or syndicates, and to conduct in any lawful manner the whole or any part of any business thus acquired.

5.          To acquire by purchase, subscription, contract or otherwise, and to hold for investment or otherwise, sell, exchange, mortgage, pledge or otherwise dispose of, or turn to account or realize upon, and generally to deal in and with, any and all kinds of securities issued or created by, or interests in, corporations, associations, partnerships, firms, trustees, syndicates, individuals, municipalities or other political or governmental divisions or subdivisions, or any thereof, or by any combinations, organizations or entities whatsoever, irrespective of their form or the name by which they may be described; and to exercise any and all rights, powers, and privileges of individual ownership or interest in respect of any and all such securities and interests, including the right to vote thereon and to consent and otherwise act with respect thereto; to do any and all acts and things for the preservation, protection, improvement and enhancement in value of any and all such securities or interests, and to aid by loan, subsidy, guaranty or in any other manner permitted by law those issuing, creating, or responsible for any such securities or interests.
6.    To develop, apply for, obtain, register, purchase, lease, take licenses in respect of or otherwise acquire, and to hold, own, use, operate, enjoy, turn to account, grant licenses in respect of, manufacture under, introduce, sell, assign, mortgage, pledge or otherwise dispose of any and all inventions, devices, formulae, processes, improvements and modifications thereof, letters patent and all rights connected therewith or appertaining thereunto, copyrights, trademarks, trade names, trade symbols and other indications of origin and ownership, franchises, licenses, grants and concessions granted by or recognized under the laws of the United States of America or of any state or subdivision thereof or of any other country or subdivision thereof.
7.         To loan money upon the security of real and/or personal property of whatsoever name, nature or description, or without security.
8.          To borrow money for any of the purposes of the Corporation, from time to time, and without limit as to amount; to issue and sell its own securities in such amounts, on such terms and conditions, for such purposes and for such prices, as the Board of Directors shall determine; and to secure such securities, by mortgage upon, or the pledge of, or the conveyance or assignment in trust of, the whole or any part of the properties, assets, business and good will of the Corporation, then owned or thereafter acquired.
It is the intention that the objects and purposes set forth in the foregoing clauses of this Article Third shall not, unless otherwise specified herein, be in any wise limited or restricted by reference to, or inference from, the terms of any other clause of this or any other article in this Certificate, but that the objects and purposes specified in each of said clauses shall be regarded as independent objects and purposes.
It is also the intention that the foregoing clauses shall be construed as powers as well as objects and purposes; that the Corporation shall be authorized to conduct its business or hold property in any part of the United States and its possessions, and foreign countries; that the foregoing enumeration of specific powers shall not be held to limit or restrict in any manner the general powers of the Corporation; and that generally the Corporation shall be authorized to exercise and enjoy all other powers conferred on corporations by the laws of Delaware.

FOURTH:  The total number of shares of stock which the Corporation shall have authority to issue is Three Billion Six Hundred Sixty-Five Million (3,665,000,000), consisting of Three Billion Five Hundred Million (3,500,000,000) shares of Common Stock with one cent ($.01) par value and One Hundred Sixty-Five Million (165,000,000) shares of Preferred Stock without par value.
A.      COMMON STOCK
Each share of Common Stock shall be equal to every other share of Common Stock in every respect. Subject to any exclusive voting rights which may vest in holders of Preferred Stock under the provisions of any series of the Preferred Stock established by the Board of Directors pursuant to authority herein provided, the shares of Common Stock shall entitle the holders thereof to one vote for each share upon all matters upon which stockholders have the right to vote.
B.      PREFERRED STOCK
(1)    Preferred Stock may be issued from time to time in one or more series, each of such series to have such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as are stated and expressed in this Article and in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors as hereinafter provided.
(2)          Authority is hereby expressly granted to the Board of Directors subject to the provisions of this Article to authorize the issuance of one or more series of Preferred Stock and, with respect to each series, to fix by resolution or resolutions providing for the issuance of such series:
(a)          The number of shares to constitute such series and the distinctive designations thereof;
(b)          The dividend rate or rates to which such shares shall be entitled and the restrictions, limitations and conditions upon the payment of such dividends, whether dividends shall be cumulative or noncumulative and, if cumulative, the date or dates from which dividends shall accumulate, the dates on which dividends, if declared, shall be payable, and the preferences or relations to the dividends payable on any other series of Preferred Stock;
(c)          Whether or not all or any part of the shares of such series shall be redeemable, and if so, the limitations and restrictions with respect to such redemptions, the manner of selecting shares of such series for redemption if less than all shares are to be redeemed, and the amount, if any, in addition to any accrued dividends thereon, which the holder of shares of such series shall be entitled to receive upon the redemption thereof, which amount may vary at different redemption dates and may be different with respect to shares redeemed through the operation of any retirement or sinking fund and with respect to shares otherwise redeemed;

(d)          The amount in addition to any accrued dividends thereon which the holders of shares of such series shall be entitled to receive upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, which amount may vary depending on whether such liquidation, dissolution or winding up is voluntary or involuntary and, if voluntary, may vary at different dates;
(e)          Whether or not the shares of such series shall be subject to the operation of a purchase, retirement or sinking fund, and, if so, whether such purchase, retirement or sinking fund shall be cumulative or non-cumulative, the extent and the manner in which such fund shall be applied to the purchase or redemption of the shares of such series for retirement or to other corporate purposes and the terms and provisions relative to the operation thereof;
(f)          Whether or not the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes, or of any other series of the same class, and if so convertible or exchangeable, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same;
(g)          The voting powers, if any, of such series in addition to the voting powers provided by law; except that such powers shall not include the right to have more than one vote per share;
(h)          Any other preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof as shall not be inconsistent with law or with this Article.
Notwithstanding the fixing of the number of shares constituting a particular series upon the issuance thereof, the Board of Directors may at any time thereafter authorize the issuance of additional shares of the same series, or decrease the number of shares constituting such series (but not below the number of shares of such series then outstanding).
(3)          All shares of any one series of Preferred Stock shall be identical with all other shares of the same series except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative; and all series shall rank equally and be identical in all respects, except as permitted by the foregoing provisions of paragraph B. (2).
(4)    (a)    The holders of Preferred Stock shall be entitled to receive cash dividends when and as declared by the Board of Directors at such rate per share per annum, cumulatively if so provided, and with such preferences, as shall have been fixed by the Board of Directors, before any dividends shall be paid upon or declared and set apart for the Common Stock or any other class of stock ranking junior to the Preferred Stock, and such dividends on each series of the Preferred Stock shall cumulate, if at all, from and after the dates fixed by the Board of Directors with respect to such cumulation. Accrued dividends shall bear no interest.

(b)          If dividends on the Preferred Stock are not declared in full then dividends shall be declared ratably on all shares of stock of each series of equal preference in proportion to the respective unpaid cumulative dividends, if any, to the end of the then current dividend period. No ratable distribution shall be declared or set apart for payment with respect to any series until accumulated dividends in arrears in full have been declared and paid on any series senior in preference.

(c)          Unless dividends on all outstanding shares of series of the Preferred Stock having cumulative dividend rights shall have been fully paid for all past dividend periods, and unless all required sinking fund payments, if any, shall have been made or provided for, no dividend (except a dividend payable in Common Stock or in any other class of stock ranking junior to the Preferred Stock) shall be paid upon or declared and set apart for the Common Stock or any other class of stock ranking junior to the Preferred Stock.
(d)          Subject to the foregoing provisions, the Board of Directors may declare and pay dividends on the Common Stock and on any class of stock ranking junior to the Preferred Stock, to the extent permitted by law. After full dividends for the current dividend period, and, in the case of Preferred Stock having cumulative dividend rights after all prior dividends have been paid or declared and set apart for payment, the holders of the Common Stock shall be entitled, to the exclusion of the holders of the Preferred Stock, to all further dividends declared and paid in such current dividend period.
(5)          In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation shall be made to or set apart for the holders of shares of any class or classes of stock of the Corporation ranking junior to the Preferred Stock, the holders of the shares of each series of the Preferred Stock shall be entitled to receive payment of the amount per share fixed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of the shares of such series, plus an amount equal to all dividends accrued thereon to the date of final distribution to such holders; but they shall be entitled to no further payment. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the shares of the Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid, then such assets, or the proceeds thereof, shall be distributed among such holders ratably in accordance with the respective amount which would be payable on such shares if all amounts payable thereon were paid in full. For the purposes of this paragraph B. (5), the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation or a consolidation or merger of the Corporation with one or more corporations shall not be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary.

(6)          Shares of any series of Preferred Stock which have been issued and reacquired in any manner by the Company (excluding shares purchased and retired, whether through the operation of a retirement or sinking fund or otherwise, and shares which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or classes) shall have the status of authorized and unissued shares of Preferred Stock and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preferred Stock or as part of any other series of Preferred Stock, all subject to the conditions or restrictions on issuance fixed by the Board of Directors with respect to the shares of any other series of Preferred Stock.
(7)          Except as otherwise specifically provided herein or in the authorizing resolutions, none of the shares of any series of Preferred Stock shall be entitled to any voting rights and the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. So long as any shares of any series of Preferred Stock are outstanding, the Corporation shall not, without the consent of the holders of a majority of the then outstanding shares of Preferred Stock, irrespective of series, either expressed in writing (to the extent permitted by law) or by their affirmative vote at a meeting called for that purpose: (i) adopt any amendment to this Restated Certificate of Incorporation or take any other action which in any material respect adversely affects any preference, power, special right, or other term of the Preferred Stock or the holders thereof, (ii) create or issue any class of stock entitled to any preference over the Preferred Stock as to the payment of dividends, or the distribution of capital assets, (iii) increase the aggregate number of shares constituting the authorized Preferred Stock or (iv) create or issue any other class of stock entitled to any preference on a parity with the Preferred Stock as to the payment of dividends or the distribution of capital assets.
(8)          If in any case the amounts payable with respect to any obligations to retire shares of the Preferred Stock are not paid in full in the case of all series with respect to which such obligations exist, the number of shares of each of such series to be retired pursuant to any such obligations shall be in proportion to the respective amounts which would be payable on account of such obligations if all amounts payable in respect of such series were discharged in full.
(9)          The shares of Preferred Stock may be issued by the Corporation from time to time for such consideration as may be fixed from time to time by the Board of Directors. Any and all shares for which the consideration so fixed shall have been paid or delivered shall be deemed fully paid and nonassessable.
(10)        For the purpose of the provisions of this Article dealing with Preferred Stock or of any resolution of the Board of Directors providing for the issuance of any series of Preferred Stock or of any certificate filed with the Secretary of State of the State of Delaware pursuant to any such resolution (unless otherwise provided in any such resolution or certificate):
(a)          The term “outstanding”, when used in reference to shares of stock, shall mean issued shares, excluding shares held by the Corporation and shares called for redemption, funds for the redemption of which shall have been set aside or deposited in trust;

(b)          The amount of dividends “accrued” on any share of Preferred Stock as at any dividend date shall be deemed to be the amount of any unpaid dividends accumulated thereon to and including such dividend date, whether or not earned or declared, and the amount of dividends “accrued” on any share of Preferred Stock as at any date other than a dividend date shall be calculated as the amount of any unpaid dividends accumulated thereon to and including the last preceding dividend date, whether or not earned or declared, plus an amount equivalent to interest on the involuntary liquidation value of such share at the annual dividend rate fixed for the shares of such series for the period after such last preceding dividend date to and including the date as of which the calculation is made;
(c)          The term “class or classes of stock of the corporation ranking junior to the Preferred Stock” shall mean the Common Stock of the Corporation and any other class or classes of stock of the Corporation hereafter authorized which shall rank junior to the Preferred Stock as to dividends or upon liquidation.

C.          PROVISIONS APPLICABLE TO ALL CAPITAL STOCK
No holder of any share or shares of any class of stock of the Corporation shall have any preemptive or preferential right to subscribe for or purchase any shares of stock of any class of the Corporation now or hereafter authorized or any securities convertible into or carrying any rights to purchase any shares of stock of any class of the Corporation now or hereafter authorized, other than such rights, if any, as the Board of Directors in its discretion from time to time may grant, and at such prices and upon such other terms and conditions as the Board of Directors in its discretion may fix.
FIFTH:  The minimum amount of capital with which the Corporation will commence business is One Thousand Dollars ($1,000).
SIXTH:  The Corporation is to have perpetual existence.
SEVENTH:  The private property of the stockholders of the Corporation shall not be subject to the payment of corporate debts to any extent whatsoever.
EIGHTH:  In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware the Board of Directors is expressly authorized and empowered:
(a)          In the manner provided in the by-laws of the Corporation to make, alter, amend and repeal the by-laws of the Corporation in any respect not inconsistent with the laws of the State of Delaware or with the Restated Certificate of Incorporation of the Corporation;
(b)          By a resolution or resolutions passed by a majority of the whole Board, to designate one or more committees, each committee to consist of two or more of the directors of the Corporation which, to the extent provided in said resolution or resolutions or in the by-laws of the Corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation, and may have power to authorize the seal of the Corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the by-laws of the Corporation or as may be determined from time to time by resolution adopted by the Board of Directors;

(c)          Subject to any applicable provisions of the by-laws of the Corporation then in effect, to determine from time to time, whether and to what extent and at what times and places and under what conditions and regulations the accounts and books of the Corporation, or any of them, shall be open to the inspection of the stockholders; and no stockholder shall have any right to inspect any account or book or document of the Corporation, except as conferred by the laws of the State of Delaware, unless and until authorized so to do by resolution of the Board of Directors or of the stockholders of the Corporation;
(d)          To fix from time to time the amount of the surplus or profits of the Corporation to be reserved as working capital or for any other lawful purpose;
(e)          Without any action by the stockholders, to authorize the borrowing of moneys for any of the purposes of the Corporation and, from time to time without limit as to amount, to authorize and cause the making, execution, issuance, sale or other disposition of promissory notes, drafts, bonds, debentures and other negotiable or non-negotiable instruments and evidences of indebtedness, and the securing of the same by mortgage, pledge, deed of trust or otherwise.
In addition to the powers and authorities hereinbefore or by statute expressly conferred upon it, the Board of Directors may exercise all such powers and do all such acts and things as may be exercised, or done by the Corporation, subject, nevertheless, to the provisions of the laws of the State of Delaware, this Restated Certificate of Incorporation and the by-laws of the Corporation.
Any contract, transaction or act of the Corporation or of the directors or of any committee, which shall be ratified by the holders of a majority of the shares of stock of the Corporation present in person or by proxy and voting at any annual meeting, or at any special meeting called for such purpose, shall, insofar as permitted by law or by this Restated Certificate of Incorporation, be as valid and as binding as though ratified by every stockholder of the Corporation.
The Corporation may enter into contracts or transact business with one or more of its directors, or with any firm of which one or more of its directors are members or with any trust, firm, corporation or association in which any one or more of its directors is a stockholder, director or officer or otherwise interested, and any such contract or transaction shall not be invalidated in the absence of fraud because such director or directors have or may have interests therein which are or might be adverse to the interest of the Corporation, even though the presence and/or vote of the director or directors having such adverse interest shall have been necessary to constitute a quorum and/or to obligate the Corporation upon such contract or transaction, provided that such interests shall have been disclosed to the other directors and a majority of the directors voting shall have approved such contract or transaction; and no director having such adverse interest shall be liable to this Corporation or to any stockholder or creditor thereof, or to any other person for any loss incurred by it under or by reason of any such contract or transaction; nor shall any such director or directors be accountable for any gains or profits realized thereon.

The Corporation shall have power to indemnify any and all of its directors or officers or former directors or officers or any person who may have served at its request as a director or officer of another corporation in which it owns shares of capital stock or of which it is a creditor against liabilities and expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they, or any of them, are made parties, or a party, by reason of being or having been directors or officers or a director or officer of the Corporation, or of such other corporation, except in relation to matters as to which any such director or officer or former director or officer or person shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled, under any by-law, agreement, vote of stockholders or otherwise.
NINTH:  Meetings of stockholders may be held outside the State of Delaware, if the by-laws so provide. The books of the Corporation may be kept (subject to the laws of the State of Delaware) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the Corporation.

Elections of directors need not be by ballot unless the by-laws of the Corporation shall so provide.
TENTH:  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, to the extent and in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
ELEVENTH:  It is hereby declared to be a proper corporate purpose, reasonably calculated to benefit stockholders, for the Board of Directors to base the response of the Corporation to any “Acquisition Proposal” on the Board of Directors’ evaluation of what is in the best interests of the Corporation and for the Board of Directors, in evaluating what is in the best interests of the Corporation, to consider:
(i)          the best interest of the stockholders; for this purpose the Board shall consider, among other factors, not only the consideration being offered in the Acquisition Proposal, in relation to the then current market price, but also in relation to the then current value of the Corporation in a freely negotiated transaction and in relation to the Board of Directors’ then estimate of the future value of the Corporation as an independent entity; and
(ii)        such other factors as the Board of Directors determines to be relevant, including, among other factors, the social, legal and economic effects upon franchisees, employees, suppliers, customers and business.
“Acquisition Proposal” means any proposal of any person (a) for a tender offer or exchange offer for any equity security of the Corporation, (b) to merge or consolidate the Corporation with another corporation, or (c) to purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation.

TWELFTH:  Board of Directors.

(a)          Number, Election and Terms. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than 7 nor more than 15 persons. The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors.
The directors, other than directors elected separately as a class by the holders of any one or more series of Preferred Stock, shall be and are divided into classes, with the terms of the classes elected at the annual meetings of stockholders held in 2010, 2011 and 2012, respectively, expiring at the third annual meeting of stockholders held after the election of such class of directors; provided that such division shall terminate at the third annual meeting of stockholders held after the 2012 annual meeting of stockholders. Notwithstanding the preceding sentence, but subject to the rights of the holders of any one or more series of Preferred Stock to elect directors separately as a class, each director elected by the stockholders after the 2012 annual meeting of stockholders shall serve for a term expiring at the first annual meeting of stockholders held after such director’s election.
(b)          Newly Created Directorships and Vacancies. Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by a majority vote of the directors then in office. Directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of the class to which they have been elected expires or, following the termination of the division of directors into three classes, directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders held after their election as directors. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
(c)          Removal. Subject to the rights of the holders of any one or more series of Preferred Stock to elect additional directors under specific circumstances, (i) any director serving in a class of directors elected for a term expiring at the third annual meeting of stockholders following the election of such class shall be removable only for cause, and all other directors shall be removable either with or without cause, and (ii) the removal of any director, whether with or without cause, shall require the affirmative vote of the holders of a majority of the voting power of the capital stock of the Corporation outstanding and entitled to vote thereon.
THIRTEENTH:  Stockholder Action. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders. Special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution approved by a majority of the Board of Directors or by the Secretary of the Corporation at the written request of stockholders who have, or who are acting on behalf of beneficial owners who have, an aggregate “net long position” of not less than 25% of the outstanding shares of Common Stock as of the record date fixed in accordance with the By-Laws (as amended from time to time) to determine who may deliver a written request to call such special meeting; provided that each such stockholder, or beneficial owner directing such stockholder, must have held such “net long position” included in such aggregate amount continuously for the one-year period ending on such record date and must continue to hold such “net long position” through the date of the conclusion of the special meeting. “Net long position” shall be determined with respect to each stockholder requesting a special meeting and each beneficial owner who is directing a stockholder to act on such owner’s behalf (each stockholder and owner, a “party”) in accordance with the definition thereof set forth in Rule 14e-4 under the Securities Exchange Act of 1934, as amended from time to time, provided that (x) for purposes of such definition, in determining such party’s “short position,” the reference in Rule 14e-4 to “the date that a tender offer is first publicly announced or otherwise made known by the bidder to holders of the security to be acquired” shall be the record date fixed to determine the stockholders entitled to deliver a written request for a special meeting, and the reference to the “highest tender offer price or stated amount of the consideration offered for the subject security” shall refer to the closing sales price of the Corporation’s Common Stock on the New York Stock Exchange (or such other securities exchange designated by the Board of Directors if the Common Stock is not listed for trading on the New York Stock Exchange) on such record date (or, if such date is not a trading day, the next succeeding trading day) and (y) the net long position of such party shall be reduced by the number of shares as to which the Board of Directors determines that such party does not, or will not, have the right to vote or direct the vote at the special meeting or as to which the Board of Directors determines that such party has entered into any derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares.
The foregoing provisions of this Article Thirteenth (other than the first sentence of this Article Thirteenth) shall be subject to the provisions of the By-Laws (as amended from time to time) that limit the ability to make a request for a special meeting and that specify the circumstances pursuant to which a request for a special meeting will be deemed to be revoked. The Board of Directors shall have the authority to interpret the provisions of this Article Thirteenth and the By-Laws relating to special meetings of stockholders and to determine whether a party has complied with such provisions. Each such interpretation and determination shall be set forth in a written resolution filed with the Secretary of the Corporation and shall be binding on the Corporation and its stockholders.
FOURTEENTH:  Elimination of Certain Liability of Directors. To the fullest extent that the general corporate law of the State of Delaware, as it exists on the date hereof or as it may hereafter be amended, permits the limitation or elimination of the liability of directors, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to or repeal of this Article Fourteenth shall apply to or have any effect on liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation, which only restates and integrates and does not further amend the provisions of the Restated Certificate of Incorporation of McDonald’s Corporation, as heretofore amended or supplemented, there being no discrepancy between such Restated Certificate of Incorporation, as so amended and supplemented, and the provisions hereof, and having been duly adopted in accordance with Section 245 of the Delaware General Corporation Law, has been executed by its duly authorized officer on the date set forth below.

McDONALD’S CORPORATION

By:	/s/ Jerome N. Krulewitch
Jerome N. Krulewitch
Corporate Executive Vice President, General Counsel and Secretary

Date: May 23, 2019

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